Exhibit 10.4

Amended and Restated
Operating Agreement
of
Nuclear Innovation North America LLC
a Delaware Limited Liability Company
dated as of
May 1, 2008

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)
Exhibits:

Exhibit A	—	Initial Members
Exhibit B	—	Definitions
Exhibit C	—	Prohibited Competitors
Exhibit D	—	Initial Budget
Exhibit E	—	Unregulated Markets

-iii-

Amended and Restated Operating Agreement
of
Nuclear Innovation North America LLC
A Delaware Limited Liability Company
     This Amended and Restated Operating Agreement of NUCLEAR INNOVATION NORTH AMERICA LLC (the “Company”), dated effective as of May 1, 2008 (the “Effective Date”), is entered into by and among the Members (as defined below).
Recitals
     Whereas, the Company was organized with the name “NRG Nuclear Development Company LLC” as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) on **(the “Formation Date”), with the Secretary of State of Delaware pursuant to the Act;
     Whereas, the initial member of the Company has entered into the Operating Agreement of NRG Nuclear Development Company LLC, dated February 28, 2008 (the “Original Agreement”);
     Whereas, the name of the Company was changed to “Nuclear Innovation North America LLC”, by the filing of to an amendment to the Certificate on March 25, 2008, with the Secretary of State of Delaware pursuant to the Act;
     Whereas, on or prior to the Effective Date, pursuant to the Contribution Agreement (NRG) dated as of **, by and among Texas Genco Holdings, Inc., NRG South Texas LP, and the Company (the “NRG Contribution Agreement”), the NRG Member has contributed or caused to be contributed to the Company the NRG Contributed Assets, as more particularly set forth in the NRG Contribution Agreement;
     Whereas, as of the Effective Date, pursuant to the Contribution Agreement (Toshiba) dated as of ** by and among Toshiba Corporation (“Toshiba”), the Toshiba Member, and the Company (the “Toshiba Contribution Agreement”), the Toshiba Member has contributed the Toshiba Initial Contribution to the Company and has committed to contribute the remainder of the Toshiba Committed Contributions to the Company, as more particularly set forth in the Toshiba Contribution Agreement;
     Whereas, each Member executing this Agreement as of the Effective Date shall be issued the number of Class A Membership Units and Class B Membership Units and shall have the Class A Membership Percentage and the Class B Membership Percentage as of the Effective Date set forth opposite its name in Exhibit A; and

**	This Portion has been redacted pursuant to a confidential treatment request.

     Whereas, the Members desire to amend and restate the Original Agreement to admit the Toshiba Member as a Member and to reflect their agreement on joint ownership and operation of the Company;
     Now, therefore, the Members hereby agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings given to them in Exhibit B. Other terms defined herein have the meanings so given them.
     1.2 Construction. Unless the context requires otherwise: the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; each reference to an Article or Section refers to such Article or Section of this Agreement; each reference to an Exhibit refers to such Exhibit attached to this Agreement, which is made a part hereof for all purposes; each reference to a Law refers to such Law as it may be amended from time to time, and each reference to a particular provision of a Law includes any corresponding provision of any succeeding Law; the word “including” means “including, but not limited to”; and each reference to money refers to the legal currency of the United States of America.
ARTICLE II
ORGANIZATION
     2.1 Formation. The Company was organized as a Delaware limited liability company by the filing of the Certificate with the Delaware Secretary of State as of the Formation Date. The Members hereby continue the Company pursuant to the terms and conditions of this Agreement.
     2.2 Name. The name of the Company is “Nuclear Innovations North America LLC”, and all Company business must be conducted in that name or such other names that comply with Law as the Board may select, subject to the prior written consent of the Toshiba Member.
     2.3 Registered Office and Agent; Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Board may designate, which need not be in the State of Delaware, and the Company shall maintain records there or at such other place as the Board shall designate. The Company may have such other offices as the Board may designate.
     2.4 Purposes. The purposes of the Company are, directly or indirectly, through one or more subsidiaries, to engage in the business of the development, ownership, and operation of ABWR nuclear power generation facilities in North America and investments in ABWR infrastructure and to engage in any other business or activity that now or in the future may be necessary, incidental, proper, advisable, or convenient to accomplish the foregoing purposes and that is not forbidden by applicable Law.
     2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Board shall cause the Company to comply with all requirements of Law of such jurisdiction to permit the Company to conduct such business in such jurisdiction as a foreign limited liability company. At the request of the Board, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments not inconsistent with this Agreement that are necessary or appropriate to permit the Company to conduct business in other jurisdictions as a foreign limited liability company or to qualify the Company as a foreign limited liability company in such jurisdiction and to continue and, when appropriate, terminate such qualification.
     2.6 Term. The period of existence of the Company (the “Term”) commenced on the Formation Date and shall continue perpetually, unless and until its business and affairs are wound up and a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 11.4.
     2.7 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.
ARTICLE III
MEMBERSHIP UNITS; MEMBERS
     3.1 Membership Units. The Company has two Classes of Membership Units: the Class A Membership Units and the Class B Membership Units. The “Class A Membership Units” represent a ** (the “Class A Business”). The “Class B Membership Units” **(the “Class B Business”).
     3.2 Members as of the Effective Date. Each Member executing this Agreement as of the Effective Date has been or is hereby admitted as a Member of the Company on or prior to the Effective Date, each having been issued the number of Class A Membership Units and Class B Membership Units and having the Class A Membership Percentage and the Class B Membership Percentage as of the Effective Date as set forth opposite its name in Exhibit A.
     3.3 Creation of Additional Membership Units. Additional Class A Membership Units and Class B Membership Units may be created and issued to Persons other than Members, and such other Persons may be admitted to the Company as Members, with Required Manager Approval in accordance with Section 5.1(d)(i)(D) and subject to Section 3.7, on terms and conditions in accordance with such Required Manager Approval. Any admission of a new Member is effective only after the new Member has executed and delivered to the Members an agreement in form and substance satisfactory to the Board containing the notice address of the

**	This Portion has been redacted pursuant to a confidential treatment request.

new Member and, if the new Member has a Parent, the name of the Parent, the new Member’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.5 are true and correct with respect to it as of the date it is admitted as a Member. The provisions of this Section 3.3 shall not apply to Dispositions of Membership Units or admissions of Assignees in connection therewith, such matters being governed by Article IV.
     3.4 Ceasing to Be a Member. Any Person admitted as a Member pursuant to Section 3.2 or 3.3 shall cease to be a Member, and shall cease to have the rights of a Member, under this Agreement at such time such Person no longer owns, beneficially and of record, any Membership Units, but such Person shall remain bound by the terms of Article X and Article XII.
     3.5 Representations, Warranties and Covenants. Each Member hereby represents and warrants to the Company and the other Members that the following statements are true and correct as of the Effective Date:
          (a) Organization; Power and Authority. Such Member is duly formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its formation. If required by applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of formation, and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken. Such Member is Completely Controlled by its Parent as set forth opposite its name on Exhibit A.
          (b) Execution and Delivery; Enforceability. Such Member has duly executed and delivered this Agreement, and it constitutes the legal, valid and binding obligation of such Member enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).
          (c) Non-Contravention. Such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Member, (B) any contract or agreement to which such Member is a party or is otherwise subject or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
          (d) Investment Purpose. Such Member is acquiring its Membership Units for its own account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of the Membership Units and does not have any contract, undertaking, agreement or arrangement with any person to distribute, sell or otherwise dispose of the Membership Units.

     3.6 Additional Terms Relating to Members. No Member has the right or power to withdraw or resign from the Company without the prior consent of each other Member, no Member shall be liable for the debts, obligations or liabilities of the Company and no Member may be expelled from the Company (other than in the event that such Member ceases to hold any Membership Units).
     3.7 Right of First Offer. Subject to the terms and conditions specified in this Section 3.7, the Company hereby grants to each Member a right of first offer with respect to future sales by the Company of its Class A Membership Units and Class B Membership Units or other debt or equity securities of the Company convertible into or exchangeable or exercisable for any Class A Membership Units or Class B Membership Units (collectively, “New Securities”). Each time the Company proposes to offer any New Securities, the Company shall first make an offering of such New Securities to each Member in accordance with the following provisions:
          (a) Issuance Notice. The Company shall deliver a notice (the “Issuance Notice”) to the Members stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms upon which it proposes to offer such New Securities.
          (b) Election. Each Member may elect, by notice to the Company on or before the 30th day after the Issuance Notice, to purchase or obtain, at the price and on the terms specified in the Issuance Notice, a percentage of the New Securities not greater than its Membership Percentage of the Class to which the New Securities belong.
          (c) Expiration. If all New Securities that Members are entitled to purchase or obtain pursuant to Section 3.7(b) are not elected to be purchased or obtained as provided in Section 3.7(b) hereof, the Company may, during the **period following the expiration of the period provided in Section 3.7(b) hereof, offer the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, the price and terms specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within ** of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Members in accordance herewith.
          (d) Exceptions. The right of first offer in this Section 3.7 shall not be applicable to the issuance or sale of Membership Units pursuant to the Contribution Agreements, to Capital Calls made in accordance with Article VI, or to the issuance or sale of New Securities in an IPO.
          (e) Transfer of Rights. The right of first offer set forth in this Section 3.7 may not be assigned or transferred as a right separate from the Membership Units, except that such right is assignable by each Member to any Wholly-Owned Affiliate of such Member.

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ARTICLE IV
DISPOSITIONS OF MEMBERSHIP UNITS
     4.1 Requirements for Dispositions
          (a) Compliance with Article IV. A Member may not Dispose of all or any portion of its Membership Units except in accordance with this Article IV. Any attempted Disposition of any Membership Units, other than in accordance with this Article IV, shall be, and is hereby declared, null and void ab initio.
          (b) General Requirements for Dispositions. Any Member Disposing of all or any portion of its Membership Units (a “Disposing Member”) and its Assignee shall cause the requirements in this Section 4.1(b) to be met in connection with such Disposition and, if applicable, the admission of such Assignee as a Member, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:
               (i) The following documents must be delivered to the Company and each Member other than the Disposing Member (each, a “Nondisposing Member”) and must be satisfactory, in form and substance, to the Board: (A) a copy of the instrument pursuant to which the Disposition is effected; (B) an instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described above: (1) the notice address of the Assignee; (2) if the Assignee has a Parent, the name of the Parent; (3) the Assignee’s ratification of this Agreement and agreement to be bound by it, the Assignee’s assumption of all obligations of the Disposing Member from and after the date of the Disposition and its confirmation that the representations and warranties in Section 3.5 are true and correct with respect to it; and (4) representations and warranties by the Disposing Member and its Assignee (a) that the Disposition and admission are being made in accordance with all applicable Laws (including that the Disposition does not require any approval of the NRC or that the Disposing Member or its Assignee have obtained any such approval at their own cost and expense without imposing any material regulatory burden or adverse regulatory consequences on the Company or the Nondisposing Members) and (b) that the matters covered in the legal opinions described in subsections 4.1(b)(i)(C) and (D) are true and correct; (C) unless the Membership Units subject to the Disposition are registered under the Securities Act and any applicable state securities Law, a favorable opinion of the Company’s legal counsel, or of other legal counsel acceptable to the Board, to the effect that the Disposition and admission is being made pursuant to a valid exemption from registration under those Laws and in accordance with those Laws; and (D) a favorable opinion of the Company’s legal counsel, or of other legal counsel acceptable to the Board, to the effect that the Disposition would not result in the Company’s being considered to have terminated within the meaning of Code Section 708; provided, however, that the Board, in its sole and absolute discretion, may waive the foregoing subsections (C) and (D).
               (ii) The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission, including the legal fees incurred in connection with the legal opinions referred to in Sections 4.1(b)(i)(C) and (D), on or before the tenth Day after the receipt by that Person of the Company’s invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Rate (as determined on the date such amount became due and payable).
          (c) Release of Disposing Member. Except as otherwise provided in Section 3.4 or Section 4.2(e), from and after the Disposition of any Membership Units in accordance with this Article IV, the Disposing Member shall be released from all obligations and liabilities arising hereunder on or after the date of the Disposition to the extent of the Membership Units Disposed of.
          (d) Admission of Assignee as a Member. An Assignee has the right to be admitted to the Company as a Member, with the Membership Units so transferred to such Assignee, only if the Disposition complies with this Article IV and either the Disposing Member making the Disposition has expressly granted such right to the Assignee or the Board otherwise approves.
     4.2 Certain Restrictions on Disposition
          (a) Dispositions to Non U.S. Persons. A Member may not Dispose of all or any portion of its Membership Units to any Non U.S. Person without the approval of the Board; provided, however, that this Section 4.2(a) shall not restrict a Disposition to a Wholly Owned Affiliate of the Toshiba Member in accordance with Section 4.2(e) so long as (i) such Disposition does not require any approval of the NRC or (ii) the Toshiba Member and/or such Wholly Owned Affiliate obtains any such approval at its or their own cost and expense without imposing any material regulatory burden or adverse regulatory consequences on the Company or the Nondisposing Members.
          (b) Creditworthiness Standards. A Member may not Dispose of all or any portion of its Membership Units to any Person without the approval of the Board (acting by majority vote of the Managers other than the Manager appointed by the Disposing Member, based on their respective Voting Percentages determined based only on the Voting Percentages of the Managers(s) other than the Manager appointed by the Disposing Member, with such Voting Percentages determined under Section 5.1(c)(iii)) unless**.
          (c) Transfers by the Toshiba Member Prior to STP 3 and 4 COD. The Toshiba Member may not Dispose of all or any portion of its Membership Units to any Person prior to the STP 3 and 4 COD without the approval of the Board.
          (d) Bona Fide Disposition for Cash. **
          (e) Assignments to Wholly Owned Affiliates. Notwithstanding Sections 4.2(a) (but only to the extent provided therein), 4.2(b), 4.2(c), and 4.2(d), a Member may assign all or any portion of its Membership Units to a Wholly Owned Affiliate of such Member; provided, however, that the Disposing Member shall not be released from its obligations under this Agreement without the approval of the Board.

**	This Portion has been redacted pursuant to a confidential treatment request.

          (f) Proportionate Transfers of Class A Membership Units and Class B Membership Units. A Member may not Dispose of all or any portion of its Class A Membership Units unless as part of the same Disposition it Disposes of a like proportion of its Class B Membership Units to the same Person. A Member may not Dispose of all or any portion of its Class B Membership Units unless as part of the same Disposition it Disposes of a like proportion of its Class A Membership Units to the same Person.
          (g) Transfers to Prohibited Competitors **
          (h) NRG Hold Requirement. **
          (i) Encumbrances of Membership Units. A Member may Encumber its Membership Units to a Bona Fide Secured Party, and such secured party in respect of such Encumbrance may foreclose such Encumbrance and exercise other legal remedies in respect of such Encumbrance, free of any right of consent of any Member and free of the Preferential Right described in Section 4.3; provided, however, that such secured party and/or any Person that acquires such Membership Units as a consequence of such foreclosure or other exercise of remedies shall not be entitled to become a Member hereunder with rights under Section 5.1 and 5.2, unless and until approved by all of the other Members, and any further Disposition of such Membership Units shall thereafter be fully subject to the provisions of this Article IV.
     4.3 Preferential Purchase Right; Change of Member Control
          (a) Preferential Purchase Right. Except for Dispositions permitted in accordance with Section 4.2(e) and Section 4.3(d), if a Member at any time proposes to Dispose of all or any portion of its Membership Units in a transaction that complies with the requirements of Section 4.2, then such Member shall promptly give notice of such proposed transaction (the “Disposition Notice”) to the Company and each other Member. The Disposition Notice shall set forth all material terms of the proposed Disposition, including the name and address of the prospective acquirer, the fact that the prospective acquirer has agreed to purchase all or a specified part of the Membership Units owned by the Disposing Member, the price to be paid for such Membership Units, and the other material terms and conditions of the proposed Disposition. Each other Member shall have the preferential right (the “Preferential Right”), exercisable by notice (the “Exercise Notice” and each exercising Member a “Purchasing Member”) to each other Member on or before the ** after the Disposition Notice is given, to acquire, for the same purchase price and on the same terms and conditions as are set forth in the Disposition Notice, such Purchasing Member’s pro-rata portion, based on the Class A Membership Percentages and the Class B Membership Percentages, as applicable, of each Purchasing Member (for purposes of determining such pro-rata portion, including only the Membership Units of the Purchasing Member(s) and treating the Class A Membership Units and Class B Membership Units as separate classes and not together as a single class), of the Class A Membership Units and the Class B Membership Units included in such proposed Disposition in accordance with this Section 4.3. If the Purchasing Members fail to exercise their Preferential Right to purchase all of

**	This Portion has been redacted pursuant to a confidential treatment request.

the Membership Units included in such proposed Disposition within such **, the Disposing Member shall give the Purchasing Members a second notice of the Membership Units which were not subscribed for. Unless on or before the ** after such second notice the Purchasing Members have either (i) each elected, by notice to the Disposing Member, to purchase its respective pro-rata share of all of the Membership Units not subscribed for by such other Members or (ii) collectively elected, by notice delivered by all Purchasing Members to the Disposing Member, to purchase all of the Membership Units not subscribed for by such other Members, allocated among the Purchasing Members as set forth in such notice, then the Nondisposing Members shall be deemed to have elected not to acquire the Membership Units of the Disposing Member. For purposes of the second election under this Section, the pro-rata share of the Purchasing Members shall be determined including only the Membership Percentages of the Purchasing Member(s) participating in such second election and shall treat the Class A Membership Units and Class B Membership Units as separate classes and not together as a single class. A Member that fails to exercise a Preferential Right during the applicable periods set forth in this Section 4.3(a) shall be deemed to have waived such Preferential Right with respect to the Disposition described in such Disposition Notice, but not any future Preferential Right with respect to any other Disposition described in any other Disposition Notice.
          (b) Closing following Exercise Notice. If the Purchasing Members exercise the Preferential Right to acquire all of the Membership Units described in the Disposition Notice, the closing of the purchase of the Membership Units of the Disposing Member specified in such Disposition Notice shall occur at the principal place of business of the Company on the ** after the date on which the Disposition Notice is given, unless the Disposing Member and the Purchasing Members agree upon a different place or date. At the closing, (A) the Disposing Member shall execute and deliver to each Purchasing Member (1) an assignment of the Membership Units being transferred to such Purchasing Member, in form and substance reasonably acceptable to such Purchasing Member, containing a general warranty of title as to such Membership Units (including that such Membership Units are free and clear of all Encumbrances) and (2) any other instruments reasonably requested by such Purchasing Member to give effect to the purchase; and (B) such Purchasing Member shall deliver to the Disposing Member in immediately available funds its pro-rata portion, based on the Class A Membership Units and the Class B Membership Units, as applicable, actually being purchased by each Purchasing Member, of the purchase price for the Class A Membership Units and the Class B Membership Units included in such proposed Disposition as set forth in the Disposition Notice.
          (c) Failure to Exercise. If no Member timely delivers an Exercise Notice (or if the Purchasing Members do not exercise the Preferential Right to acquire all of the Membership Units described in the Disposition Notice), then the Disposing Member shall have the right, subject to compliance with the provisions of this Article IV, to Dispose of its Membership Units or the portion thereof specified in the Disposition Notice on or before the ** after the date the Disposition Notice was given to the proposed Assignee strictly in accordance

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with the terms of the Disposition Notice. If, however, the Disposing Member fails to so Dispose of the Membership Units on or before such **, the proposed Disposition shall again become subject to the Preferential Right.
          (d) Exception for NRG Transfer. **
          (e) Change of Control.
               (i) A Change of Control shall be deemed to be a Disposition of all of the Membership Units of the Member with respect to which the Change of Control occurs for purposes of this Section 4.3. The Member with respect to which such Change of Control occurs shall be the Disposing Member, and the Disposing Member shall give notice thereof (the “Change of Control Notice”) to the Company and each other Member on or before the **after the earlier to occur of such Change of Control or the relevant Affiliate of the Disposing Member entering into a binding agreement to effect such Change of Control. Each other Member shall have the Preferential Right, exercisable by notice (the “Change of Control Exercise Notice” and each exercising Member a “Change of Control Purchasing Member”) to each other Member on or before the ** after the Change of Control Notice is given (the period from the date on which the Change of Control Notice is given in respect of such Change of Control to such ** being herein called the “Change of Control Election Period”), to acquire such Change of Control Purchasing Member’s pro-rata portion of all of the Class A Membership Units and the Class B Membership Units of the Disposing Member (A) **, or (B) **. Each Change of Control Purchasing Member’s pro-rata portion shall be based on the Class A Membership Percentages and the Class B Membership Percentages, as applicable, of each Change of Control Purchasing Member**. If the Change of Control Purchasing Members fail to exercise their Preferential Right to purchase all of the Membership Units of the Disposing Member within such **, the Disposing Member shall give the Change of Control Purchasing Members a second notice of the Membership Units which were not subscribed for. Unless on or before the 15th Day after such second notice the Change of Control Purchasing Members have either (i) each elected, by notice to the Disposing Member, to purchase its respective pro-rata share of all of the Membership Units not subscribed for by such other Members or (ii) collectively elected, by notice delivered by all Change of Control Purchasing Members to the Disposing Member, to purchase all of the Membership Units not subscribed for by such other Members, allocated among the Purchasing Members as set forth in such notice, then the Nondisposing Members shall be deemed to have elected not to acquire the Membership Units of the Disposing Member. For purposes of the second election under this Section, the pro-rata share of the Change of Control Purchasing Members shall be determined including only the Membership Percentages of the Change of Control Purchasing Member(s) participating in such second election and shall treat the Class A

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Membership Units and Class B Membership Units as separate classes and not together as a single class. In any event, the Change of Control Purchasing Members may agree amongst themselves as to their respective shares of the Membership Units to be acquired by them.
               (ii) If the Change of Control Purchasing Members exercise the Preferential Right to acquire all of the Membership Units described in the Disposition Notice, the closing of the purchase of the Membership Units of the Disposing Member following a Change of Control shall occur at the principal place of business of the Company on the 60th Day after the date on which the Change of Control Notice is given, unless the Disposing Member and the Change of Control Purchasing Members agree upon a different place or date. At the closing, (A) the Disposing Member shall execute and deliver to each Change of Control Purchasing Member the documents required by Section 4.3(b)(A), and (B) each such Change of Control Purchasing Member shall deliver to the Disposing Member in immediately available funds an amount equal to its pro-rata portion, based on the proportion of the Class A Membership Units and the Class B Membership Units, as applicable, actually being purchased by such Change of Control Purchasing Member, of the Change of Control Exercise Price.
               (iii) If no Member exercises its Preferential Right following a Change of Control Notice in respect of a Change of Control that results in a Prohibited Competitor becoming the direct or indirect owner of the relevant Membership Units, or if the Change of Control Purchasing Members do not exercise the Preferential Right to acquire all of the Membership Units described in the Change of Control Notice relating to such Change of Control, then each Member shall have the right, exercisable by notice to each other Member on or before the **after the end of the Change of Control Election Period (such notice the “Put Exercise Notice”, and each exercising Member a “Put Exercising Member”), to sell to the Disposing Member, and the Disposing Member shall purchase from each Put Exercising Member, the Class A Membership Units and Class B Membership Units of such Put Exercising Member at a price equal to (A) **.
               (iv) The closing of the purchase of the Membership Units of the Put Exercising Member following a Change of Control that results in a Prohibited Competitor becoming the direct or indirect owner of the relevant Membership Units shall occur at the principal place of business of the Company on the **after the date on which the Put Exercise Notice of the last Member to give its Put Exercise Notice is given, unless the Disposing Member and the Put Exercising Members agree upon a different place or date. At the closing, **.
               (v) “Fair Market Value”, with respect to any Class A Membership Units or Class B Membership Units, means**, as applicable, as determined by the agreement of the Disposing Member and each Change of Control Purchasing Member or the Disposing Member and each Put Exercising Member, as applicable, or at the request of any of the Disposing Member or any Change of Control Purchasing Member, or any of the Disposing Member or any Put Exercising Member, as applicable, the price determined by an Appraisal

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procured by the Company in accordance with Section 4.6; provided, however, that in the case of a Change of Member Control in which the Member being acquired or the Affiliate of the Member being acquired has no material assets other than the Membership Units and the transaction constituting such Change of Member Control was for all cash consideration, the Fair Market Value of such Membership Units shall be deemed to be equal to the amount of such cash consideration.
     4.4 Drag Along Rights.
          (a) Applicability. If, at any time at which the NRG Member has a Class A Membership Percentage of **and a Class B Membership Percentage of**, (i) the NRG Member delivers a Disposition Notice with respect to a Disposition of all of its Membership Units and (ii) either no Nondisposing Member elects to exercise its Preferential Right in respect of such Disposition in accordance with Section 4.3(a) or the Nondisposing Members do not exercise the Preferential Right with respect to all of the Membership Units described in the Disposition Notice, then the NRG Member shall have the right, exercisable by notice (the “Drag Along Notice”) to each Nondisposing Member on or before the **after the Disposition Notice with respect to such Disposition is given (the period from the Day such Disposition Notice is given to such ** being the “Drag Along Election Period”), to require each Nondisposing Member to include all of the Membership Units of such Nondisposing Member in such Disposition (such Disposition, a “Drag Along Sale”) in accordance with the provisions of this Section 4.4.
          (b) Terms of Disposition. In connection with a Drag Along Sale, each Member shall enter into the same documentation relating to the Drag Along Sale as shall be entered into by the NRG Member (the “Drag Along Sale Documentation”) and shall be liable, only on a several and pro-rata basis based on the proportion of the total cash consideration for the Drag Along Sale that shall be payable to it, for all liabilities of the sellers thereunder; provided, however, that such liability shall be effectively limited to ** of the amount of the cash consideration to be received by such Member from the Drag Along Sale. Each Member shall use all reasonable efforts to cause the satisfaction of all conditions to the closing of the Drag Along Sale and shall otherwise cooperate in good faith with the NRG Member and the Company in connection with consummating the Drag Along Sale. No Member shall be required to amend, extend or terminate any contractual or other relationship with the Company, the acquiring party or their respective Affiliates nor agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of the Company, the acquiring party or their respective Affiliates.
          (c) Appraisal Rights. If on the date on which the Drag Along Notice is given any Member’s Class A Membership Percentage is not equal to such Member’s Class B Membership Percentage, upon the request of any Member on or before the ** after the Drag

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Along Notice is given, the Company shall procure an Appraisal of the Class A Business and the Class B Business, and for purposes of the distribution of the cash proceeds of the Drag Along Sale to the Members, the total cash proceeds shall, notwithstanding anything to the contrary in the Drag Along Sale Documentation, be allocated to the Class A Membership Units and the Class B Membership Units in proportion to the relative Fair Market Value of the Class A Business and the Class B Business as determined in such Appraisal.
          (d) Payment of Consideration. All of the consideration payable to the Members in a Drag Along Sale, which shall include any consideration payable to the NRG Member or any of its Affiliates in connection with the Disposition of its Membership Units giving rise to the Drag Along Sale, shall be paid to the Members pro-rata based on their respective Class A Membership Percentages and Class B Membership Percentages.
          (e) Power of Attorney. Each Member hereby makes, constitutes and appoints the secretary of the Company as its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit to sign, execute, certify, acknowledge, swear to, file and record any instrument that is now or may hereafter be deemed necessary by the Company in its reasonable discretion to carry out fully the obligations of such Member set forth in this Section 4.4. Each Member hereby gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with such Member’s obligations and agreements pursuant to this Section 4.4 as fully as such Member might or could do personally, and hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue of the power of attorney granted hereby. The power of attorney granted pursuant to the foregoing is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of such Member.
     4.5 Tag Along Rights.
          (a) Applicability. If, at any time at which the NRG Member has a Class A Membership Percentage of **and a Class B Membership Percentage**, (i) the NRG Member delivers a Disposition Notice with respect to a Disposition of all of its Membership Units or a part of its Membership Units representing**, (ii) either no Nondisposing Member elects to exercise its Preferential Right in respect of such Disposition in accordance with Section 4.3(a) or the Nondisposing Members do not exercise the Preferential Right with respect to all of the Membership Units described in the Disposition Notice, and (iii) in the case of a Disposition of all of the Membership Units of the NRG Member, the NRG Member does not deliver a Drag Along Notice in accordance with Section 4.4(a), each Nondisposing Member shall have the right, exercisable by notice to the NRG Member (the “Tag Along Notice”, and each Member delivering a Tag Along Notice being a “Tag Along Member”) on or before the **after the end of the Drag Along Election Period (or the earlier waiver by the NRG Member, by notice given to all Members, of its right to deliver a Drag Along Notice), to include all or a like proportion of the

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Class A Membership Units and the Class B Membership Units owned by such Tag Along Member in the proposed Disposition (such Disposition, a “Tag Along Sale”) in accordance with the provisions of this Section 4.5.
          (b) Terms of Disposition. In connection with a Tag Along Sale, each Tag Along Member shall enter into the same documentation relating to the Tag Along Sale as shall be entered into by the NRG Member (the “Tag Along Sale Documentation”) and shall be liable, only on a several and pro-rata basis based on the proportion of the total cash consideration for the Tag Along Sale that shall be payable to it, for all liabilities of the sellers thereunder; provided, however, that such liability shall be effectively limited to ** of the amount of the cash consideration to be received by such Member from the Tag Along Sale. Each Tag Along Member shall use all reasonable efforts to cause the satisfaction of all conditions to the closing of the Tag Along Sale and shall otherwise cooperate in good faith with the NRG Member and the Company in connection with consummating the Tag Along Sale. No Member shall be required to amend, extend or terminate any contractual or other relationship with the Company, the acquiring party or their respective Affiliates nor agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of the Company, the acquiring party or their respective Affiliates.
          (c) Appraisal Rights. If, on the date on which the Tag Along Notice is given by the last Tag Along Member to deliver a Tag Along Notice, any Tag Along Member’s or the NRG Member’s Class A Membership Percentage is not equal to such Member’s Class B Membership Percentage, upon the request of any Tag Along Member or the NRG Member given on or before the ** after such Tag Along Notice is given, the Company shall procure an Appraisal of the Class A Business and the Class B Business, and for purposes of the distribution of the cash proceeds of the Tag Along Sale to the Tag Along Members and the NRG Member, the total cash proceeds shall, notwithstanding anything to the contrary in the Tag Along Sale Documentation, be allocated to the Class A Membership Units and the Class B Membership Units of the NRG Member and each Tag Along Member in proportion to the relative values of the Class A Business and the Class B Business as determined in such Appraisal.
          (d) Payment of Consideration. All of the consideration payable to the Members in a Tag Along Sale, which shall include any consideration payable to the NRG Member or any of its Affiliates in connection with the Disposition of its Membership Units giving rise to the Tag Along Sale, shall be paid to the Tag Along Members and the NRG Member pro-rata based on their respective Class A Membership Percentages and Class B Membership Percentages.
     4.6 Appraisal Procedures. If an Appraisal is requested by a Member pursuant to Section 4.3(e)(v), Section 4.4(c), Section 4.5(c), or Section 4.9, the Board shall cause an Independent Appraiser to carry out a valuation (an “Appraisal”) to determine the value of the Class A Membership Units and Class B Membership Units owned by the Disposing Member or the Put Exercising Member (in the case of an Appraisal pursuant to Section 4.3(e)(v)) or of the

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Class A Business and the Class B Business (in the case of an Appraisal pursuant to Section 4.4(c), Section 4.5(c), or Section 4.9), in each case in accordance with this Section 4.6. Such value shall be based on the value of the Class A Business or the Class B Business, as applicable, as a whole as a going concern without any discount for minority interest or lack of marketability or any premium for control. An “Independent Appraiser” means ** or another internationally recognized investment banking firm agreed to by the Members purchasing or selling the relevant Membership Units.
     4.7 Toshiba Exit. The NRG Member agrees that, at the request of the Toshiba Member at any time **, provided that at such time the NRG Member has a Class A Membership Percentage and a Class B Membership Percentage of**, the NRG Member will use all reasonable efforts to assist the Toshiba Member in achieving a successful sale of its Membership Units or other exit of its position in the Company.
     4.8 IPO. The Members agree to cooperate in all reasonable respects to effect an IPO if duly approved by a Required Manager Approval, including executing such documents and agreements as shall reasonably be required to restructure or convert the Company in anticipation of an IPO.
     4.9 Conversion of Membership Units. In the event of an IPO or a proposed sale of all of the equity interests of the Company, including a Drag Along Sale, the Company shall have the right to convert the Class A Membership Units and the Class B Membership Units into a single class of membership interest based on the relative valuations of the Class A Business and the Class B Business. For purposes of such conversion the Company shall determine the value of the Class A Business and the Class B Business, and a proportion of the interests in the new single membership class equal to the proportion of the total value of the Company represented by the Class A Business shall be issued to the Members in proportion to their Class A Membership Percentages, and the remaining interests in the new single membership class shall be issued to the Members in accordance with their Class B Membership Percentages. In so doing the Company shall determine the value of the Class A Business and the Class B Business in its discretion and shall notify each Member of such determination. If a Member does not concur with the valuations by the Company it shall have the right, by notice to the Company and the other Members on or before the 5th Day after the notice of such valuation is given by the Company, to cause the Company to obtain an Appraisal in accordance with Section 4.6, in which case the conversion described above shall be made based on the valuations stated in such Appraisal
     4.10 Remedies. The Members agree that a breach of the provisions of this Article IV may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (b) the uniqueness of the Company business and

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the relationship between the Members. Accordingly, the Members agree that the provisions of this Article IV may be enforced by specific performance.
     4.11 Toshiba as STP EPC Contractor **
ARTICLE V
MANAGEMENT
     5.1 Managers.
          (a) Delegation of Authority. The management of the Company is fully vested in and is hereby delegated to a board (the “Board”) of managers appointed by the Members in accordance with this Section 5.1 (each, a “Manager”). Decisions or actions taken by the Board in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member and the Company. In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of this Agreement, subject to Section 5.1(d) and the other terms of this Agreement, the Board shall have, and each Member hereby delegates to the Board, full power and authority to do all things on such terms as it may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company and to operate, or cause to be operated, the properties and assets of the Company, including: (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, Indebtedness for Borrowed Money and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations; (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company; (iii) the merger or other combination of the Company with or into another Person or the conversion of the Company from a limited liability company to any other business entity; (iv) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and the repayment of obligations of the Company; (v) the negotiation, execution and performance of any contracts, conveyances or other instruments; (vi) the distribution of Company cash or other property; (vii) the selection, engagement and dismissal of Officers or employees, if any, and agents, attorneys, accountants, engineers, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (viii) the maintenance of insurance for the benefit of the Company; (ix) the acquisition or disposition of assets; (x) the formation of, or acquisition of an interest in, or the contribution of property to, any Person; (xi) the control of any matters affecting the rights and obligations of the Company, including the commencement, prosecution and defense of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; (xii) the indemnification of any Person against liabilities and contingencies to the extent permitted by Law and this Agreement; (xiii) the voting of equity interests of the Company in any other Person; (xiv) the approval of operating budgets and capital expenditure budgets; and (xv) the sale of all or substantially all of the Company’s assets.

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          (b) Appointment. Each Member shall have the right to appoint one Manager and shall have the right to remove, replace, and/or reappoint such Manager at any time and from time to time by notice to the other Members, which appointment, removal, replacement, or reappointment may be effective simultaneously with the giving of such notice or prospectively (but not retroactively).
          (c) Voting Percentage. Each Manager shall have a voting percentage on the Board that is equal to (i) in the case of matters relating to the Class A Business, the Class A Membership Percentage of the Member appointing such Manager, (ii) in the case of matters relating to the Class B Business, the Class B Membership Percentage of the Member appointing such Manager, and (iii) in the case of or matters relating to the Company as a whole but not to the Business of either Class specifically, the Combined Membership Percentage of the Member appointing such Manager (in each case, such Manager’s “Voting Percentage”). Except as specified in Section 5.1(d), all decisions of the Board of Managers shall require the affirmative vote or written consent of Managers having a majority of the relevant Voting Percentages.
          (d) Required Manager Approval.
               (i) Notwithstanding anything in this Agreement to the contrary, the Company shall not take any of the following actions unless approved by the affirmative vote or written consent of one or more Managers having at least ** of the relevant Voting Percentages:
                    (A) incur any Indebtedness for Borrowed Money (but not including requirements for parent support of project companies that are customary in limited recourse project financing);
                    (B) sell all or substantially all of the assets of the Company or enter into any merger or similar transaction having the same effect;
                    (C) conduct, or permit any of its Subsidiaries to conduct, an initial public offering (an “IPO”) of the equity interests of such Person or any successor entity to such Person (including by conversion);
                    (D) accept any Capital Contributions or issue, repurchase or redeem any equity interests in the Company except in accordance with Capital Calls made to the Members in accordance with this Agreement or in connection with an IPO of the Company approved with the requisite Required Manager Approval, unless all Members are offered the option to participate in such contributions or equity issuance pro-rata in accordance with their Class A Membership Percentages (for equity raised for the Class A Business) or their Class B Membership Percentages (for equity raised for other purposes);
                    (E) adopt or materially amend any plans or policies in respect of remuneration, employment terms, incentive arrangements (including any equity based incentive plans) or retirement benefits for employees, directors and consultants of the Company;

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                    (F) make any material acquisition, lease or investment including the acquisition by the Company of any material equity interest in another entity;
                    (G) adopt the annual financial statements of the Company, and appoint and remove the independent auditors of the Company; or
                    (H) make any material modification to the accounting methods, practices, policies and procedures adopted by the Company, including any change to the Company’s fiscal year.
               (ii) Notwithstanding anything in this Agreement to the contrary, the Company shall not take any of the following actions unless approved by the affirmative vote or written consent of **:
                    (A) directly or indirectly, including through its Subsidiaries, carry on any business other than the businesses permitted by Section 2.4;
                    (B) incur, or permit any of its Subsidiaries to incur, any Indebtedness for Borrowed Money from any Member or any Affiliate of a Member, unless all Members are offered the option to provide such Indebtedness for Borrowed Money pro-rata in accordance with their Class A Membership Percentages (for Indebtedness for Borrowed Money in connection with the Class A Business) or Class B Membership Percentages (for any other Indebtedness for Borrowed Money);
                    (C) enter into, or permit any of its Subsidiaries to enter into, any transaction with a Member or an affiliate of a Member that is not (1) expressly permitted in this Agreement or the Contribution Agreements or (2) is not on arm’s length terms, excluding any EPC contract with Toshiba or its affiliate that contains the agreed terms referred to in Section 3.1 of the Multi-Unit Agreement, or amend any such agreement in a manner not consistent with arm’s length terms;
                    (D) change the rights of the Board to approve items set forth in this Section 5.1(d);
                    (E) amend this Agreement or any other organizational documents of the Company defining the rights and obligations of the Members;
                    (F) change the rights of the Members to appoint Managers to the Board; or
                    (G) liquidate or dissolve the Company, except following the sale of all or substantially all of such Person’s assets.

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               (iii) Notwithstanding anything in this Agreement to the contrary, the Company shall not take any of the following actions unless approved by the affirmative vote or written consent of the Manager appointed by the Toshiba Member:
                    (A) **;
                    (B) **
                    (C) **.
               (iv) The requirement for the approval of the Managers of the matters specified in Section 5.1(d)(i) through (iii) is herein referred to as the “Required Manager Approval”.
               (v) If any matter that requires a Required Manager Approval is approved by Managers having a majority of the relevant Voting Percentages but fails to receive Required Manager Approval, such matter shall be referred to the chief executive officers or the equivalent of the Members (or, in the case of the Toshiba Member, the chief executive officer of Toshiba’s Power Systems Company) for consideration in good faith.
               (vi) The Board shall have regular quarterly meetings to be held at the Company’s principal office on the first Business Day of each February, May, August, and November. Special meetings of the Board may be called by any Manager on 5 Business Days’ notice to each Member. Meetings of the Board may be held telephonically or using any other medium in which each meeting participant can hear the other meeting participants. The Board may adopt such other procedural rules as it may determine.
          (e) Board Restructuring. The Members agree that, at any time (i) after the second anniversary of the Effective Date, (ii) at which there are four or more Members and (iii) the NRG Member so requests, the Members will negotiate in good faith to agree on amendments to this Section 5.1 to provide for either an advisory board or an expanded Board of Managers (which may include independent Managers) in which the number of representatives that can be appointed by each Member will be approximately proportionate to such Member’s Combined Membership Percentage, with each such representative having a single vote and decisions being made by majority vote; provided, that the Required Manager Approval supermajority requirements shall be in substance preserved.
     5.2 Officers. The Board shall designate a nominee of the NRG Member to be the Chief Executive Officer and a nominee of the Toshiba Member to be the Chief Financial Officer, each of whom shall have the authority and perform duties customarily associated with such titles. The initial Chief Executive Officer to be appointed by the NRG Member shall be Steve Winn. At any time and from time to time, each Member shall have the right to remove, replace and/or reappoint the Officer that it nominates pursuant to the preceding sentence by notice to the Board, which removal, replacement, and/or reappointment may be effective simultaneously with the

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giving of such notice or prospectively (but not retroactively). The Board may designate one or more other natural persons to be other Officers of the Company, and any such Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Board may delegate to them and shall serve at the pleasure of the Board. In addition to or in lieu of Officers, the Board may authorize any person to take any action or perform any duties on behalf of the Company (including any action or duty reserved to any particular Officer) and any such person may be referred to as an “authorized person.” An employee or other agent of the Company shall not be an authorized person unless specifically appointed as such by the Board.
     5.3 Limitation on Authority. No Member or Manager in its capacity as such shall have the authority to bind the Company or to take any action on behalf of the Company. No Officer shall have the authority to bind the Company or to take any action on behalf of the Company except pursuant to authorization granted by the Board of Managers.
     5.4 Waiver of Fiduciary Duties; Discretion of Managers. Except for the implied covenant of good faith and fair dealing and except for such other duties as may be expressly set forth in this Agreement, no Member shall owe any fiduciary or other duties (including any duty of loyalty, duty of care, or duty of good faith and fair dealing) to the Company or the other Member. The Members acknowledge and agree that the foregoing is intended to comply with the provisions of the Act (including Section 18-1101 of the Act) permitting members of a limited liability company to eliminate fiduciary duties. Each Manager shall be entitled to exercise his or her voting and other rights as a Manager in his or her sole discretion and shall be free to consider solely the interests of the Member appointing such Manager in exercising such rights.
     5.5 Limitation of Liability of Managers and Officers; Indemnity. To the fullest extent permitted under the Act and applicable Law, the Managers and the Officers shall not be liable to the Company or any Member for any act or omission, and the Company shall indemnify the Managers and Officers against and save each Manager and Officer harmless from any liability incurred by such Manager or Officer, in connection with (a) the performance by such person of his or her duties as a Manager or Officer of the Company or (b) any action based on any act performed or omitted to be performed by any such person in connection with the business of the Company, including attorneys’ fees incurred by such person in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws; provided, however, that no Manager or Officer shall be indemnified from any liability for fraud, intentional misconduct, bad faith or gross negligence. The Company’s payment of such attorney’s fees as incurred shall be subject to the Manager’s or Officer’s obligation to repay all such amounts if such Manager or Officer is ultimately determined not to be entitled thereto pursuant to this Section 5.5.
     5.6 Other Business Ventures; Non-Compete
          (a) Non-Compete. No Member nor any of its Affiliates shall, directly or indirectly, own, develop, or **. In addition, notwithstanding any other provision hereof, the

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Toshiba Member or any Affiliate of the Toshiba Member may be**. The NRG Member and its Affiliates, including the Company, specifically may not, as long as the Toshiba Member or another Affiliate of Toshiba is a Member,**. Except as expressly provided in this Section 5.6 and notwithstanding any other provision of this Agreement, each Member, at any time and from time to time, may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or the other Member the right to participate in those activities.
          (b) Enforcement; Remedies. The Members agree that the provisions of this Section 5.6 are necessary (i) to further the purposes, business and activities of the Company and (ii) to protect confidential and proprietary information regarding the Company to which the Members will have access pursuant to this Agreement. The Members agree that no adequate remedy at law exists for a breach of any of the provisions of this Section 5.6, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach or threatened breach of any of the provisions of this Section 5.6 and to specific performance of their rights hereunder, as well as to any other remedies available at Law or in equity.
     5.7 Enforcement of NRG Contribution Agreement. Notwithstanding anything to the contrary in this Agreement, the Members agree that the Members other than the NRG Member, acting by majority vote based on their respective Combined Membership Percentages, shall have the right**. Such right shall include the right**. Such Members shall have the right to appoint attorneys-in-fact to take any actions and execute any documents on behalf of the Company as shall be deemed appropriate by such Members for such purpose.
     5.8 Budgets. The Board shall adopt as the initial budget of the Company the budget attached hereto as Exhibit D.
     5.9 Indemnification for Breach of Agreement. Each Member (a “Breaching Member”) shall indemnify, protect, defend, release and hold harmless each other Member and its Affiliates and each of their respective officers, directors, employees, representatives, attorneys and agents (the “Indemnified Persons”) from and against any Claims asserted by or on behalf of any Person (including another Member) that arise out of, relate to or are otherwise attributable to, directly or indirectly, a breach by such Breaching Member of this Agreement.

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ARTICLE VI
CAPITAL CONTRIBUTIONS
     6.1 Initial Capital Contributions. On or prior to the date hereof, (a) pursuant to the NRG Contribution Agreement, the NRG Member has contributed to the Company the NRG Contributed Assets, and (b) pursuant to the Toshiba Contribution Agreement, the Toshiba Member has contributed to the Company the Toshiba Initial Contribution and has committed to the Company to contribute to the Company the remainder of the Toshiba Committed Contributions.
     6.2 Subsequent Capital Contributions.
          (a) In General. Other than the NRG Contributed Assets, the Toshiba Committed Contributions, and any other committed contributions agreed to by any Member from time to time, but subject to the rights of the other Members to make contributions pursuant to Capital Calls in accordance with Section 6.2(c) and Section 6.2(e), no Member shall be obligated to make any contributions to the capital of the Company or to provide any guarantees of the Company’s or any of its subsidiaries’ obligations.
          (b) Capital Contributions in Fulfillment of Toshiba Committed Contributions. The Toshiba Member shall make a Capital Contribution in the amount of $50,000,000.00 on **of each year (or on the next succeeding Business Day, if ** is not a Business Day), commencing 2009, until such time as the Toshiba Member has contributed an amount pursuant to this Section 6.2(b) which, together with the Toshiba Initial Contribution, equals the Toshiba Committed Contributions; provided, however, that (i) the Toshiba Member shall not be obligated to make aggregate Capital Contributions pursuant to this Section 6.2(b) in excess of $150,000,000.00, and the Company shall not be entitled to use any Capital Contributions made pursuant to this Section 6.2(b) in the Class B Business, until the conditions with respect thereto included in Section 6.1 of the Toshiba Contribution Agreement have been satisfied (or waived by the Toshiba Member), and (ii) the Company shall not be entitled to use any Capital Contributions made pursuant to this Section 6.2(b) for a purpose other than a Permitted Use.
          (c) Excess Cash Needs Prior to Fulfillment of Toshiba Committed Contributions. If, prior to the contribution in full in cash of the Toshiba Committed Contributions, the Company determines that it has cash needs (including cash needs for the Class B Business) in excess of the amounts that the Toshiba Member is obligated to contribute in accordance with Section 6.2(b), the Company shall make a Capital Call to the Toshiba Member for the amount of such excess cash required, and the Toshiba Member may (but shall not be obligated to) elect to make a contribution to provide such excess cash to the Company and reduce any of its remaining scheduled Toshiba Committed Contributions by the contributed amount. If the Toshiba Member does not make a capital contribution pursuant to this Section 6.2(c) on or before the ** after such Capital Call, then the Company may make a Capital Call to all Members (including the Toshiba Member), who will have the right to fund such contribution pro-rata to their Class A Membership Percentages or Class B Membership Percentages, as

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applicable (with the result that the Class A Membership Percentage or the Class B Membership Percentage of the non-contributing Members will be diluted on a dollar-for-dollar basis), which Capital Call shall be carried out in the manner set forth in Section 6.2(e); provided that any contribution made by the Toshiba Member in response to such Capital Call shall not reduce the Toshiba Committed Contributions.
          (d) No Additional Membership Units. No additional Membership Units shall be issued to the Toshiba Member as a result of any Toshiba Committed Contributions, as the Membership Units in respect of such Toshiba Committed Contributions are being issued to Toshiba as of the Effective Date. To the extent that Toshiba Committed Contributions in excess of $150,000,000.00 are used to pay costs or expenses of or invested in the Class A Business, then the number of Toshiba’s Class B Membership Units shall be reduced by one Membership Unit for each $** of such cash, the number of Toshiba’s Class A Membership Units shall be increased by one Membership Unit for each $** of such cash, and the NRG Member’s Class B Membership Units shall be decreased and its Class A Membership Units increased proportionately.
          (e) Capital Calls After Fulfillment of Toshiba Committed Contributions. The Company will have the right from time to time and at any time by notice to the applicable Members to call for the Members to make contributions to the capital of the Company in a stated amount (each such call a “Capital Call”). In connection with each such Capital Call the Company will specify if the Capital Call is for the Class A Business or the Class B Business. After the Toshiba Committed Contributions have been fully contributed to the Company in cash, Capital Calls shall be made to all Members, and each Member may (but shall not be obligated to), on or before the **after such Capital Call, pay to the Company in cash such Member’s Class A Membership Percentage or Class B Membership Percentage, as applicable, of the amount for which the Capital Call is made. If any Member elects not to make a contribution in response to a Capital Call, the other Members shall have the right, pro-rata in accordance with their respective Class A Membership Percentages or Class B Membership Percentages, as applicable, to make such contributions to the capital of the Company (with the result that the Class A Membership Percentage or the Class B Membership Percentage of the non-contributing Members will be diluted on a dollar-for-dollar basis). An additional Membership Unit of the applicable Class shall be issued to each Member for each $** of each Capital Contribution made in respect of such Class in accordance with this Section 6.2(e).
     6.3 Failure to Contribute.
          (a) Noncontributing Member. If the Toshiba Member does not contribute on the date required a Toshiba Committed Contribution or if any other Member does not contribute on the date required all or any portion of a Capital Contribution that such Member has committed to make in accordance with this Agreement, the Company may exercise, on notice to such Member (the “Noncontributing Member”), one or more of the following remedies:

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               (i) taking such action (including court proceedings) as the Company may deem appropriate to obtain payment by the Noncontributing Member of the portion of the Noncontributing Member’s Capital Contribution that is in default, together with interest thereon at the Default Rate from the date that the Capital Contribution was due until the date that it is made, all at the cost and expense of the Noncontributing Member;
               (ii) permitting the other Members to advance the portion of the Noncontributing Member’s Capital Contribution that is in default;
               (iii) exercising the rights of a secured party under the Uniform Commercial Code of the State of Delaware, as more fully set forth in Section 6.3(b); or
               (iv) exercising any other rights and remedies available at Law or in equity.
          (b) Pledge. The Toshiba Member grants to the Company, as security for the payment of the Toshiba Committed Contributions, and each other Member that at any time commits to the Company to make a Capital Contribution grants to the Company, as security, for the payment of such Capital Contributions, a security interest in and a general lien on its Class A Membership Units and its Class B Membership Units and the proceeds thereof, all under the Uniform Commercial Code of the State of Delaware. On any default in the payment of a Capital Contribution, the Company is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware with respect to the security interest granted in this Section 6.3(b). The Toshiba Member and each other Member at any time granting such security interest shall execute and deliver to the Company all financing statements and other instruments that the Company may reasonably request to effectuate and carry out the preceding provisions of this Section 6.3(b).
     6.4 Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Accounts or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
     6.5 Capital Accounts. Both a Class A Capital Account and a Class B Capital Account shall be established and maintained for each Member. In connection with the contribution by the NRG Member to the Company of the NRG Committed Contributions, the NRG Member’s Class A Capital Account and Class B Capital Account have each been credited with a contribution to the capital of the Company equal to $**and $**, respectively. In connection with the contribution by the Toshiba Member to the Company of the Toshiba Initial Contribution, the Toshiba Member’s Class A Capital Account has been credited with a contribution to the capital of the Company equal to the Toshiba Initial Contribution. In connection with the further Toshiba Committed Contributions to be made on May 1 of each year in accordance with Section 6.2(b), such Capital Contributions shall be allocated by the Company

**	This Portion has been redacted pursuant to a confidential treatment request.

and credited to the Toshiba Member’s Class A Capital Account and/or Class B Capital Account in accordance with the Company’s expected application of such Capital Contributions to budgeted expenditures of the Company. To the extent that Toshiba Committed Contributions in excess of $**are used to pay costs or expenses of or invested in the Class A Business, the Class A Capital Accounts and Class B Capital Accounts of the Toshiba Member and the NRG Member shall be adjusted to reflect**. After giving effect to the foregoing credits and adjustments to the Class A Capital Account and the Class B Capital Account of the Toshiba Member and the NRG Member, each Member’s Capital Account for each Class shall be increased by the amount of money contributed by that Member to the Business of that Class, the fair market value of property contributed by that Member to the Business of that Class (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) in respect of the Business of that Class, and allocations to that Member of income and gain (or items thereof) of the Business of that Class, including income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i), and shall be decreased by the amount of money distributed to that Member by the Company in respect of the Business of that Class, the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code) in respect of the Business of that Class, allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code in respect of the Business of that Class, and allocations of Company loss and deduction (or items thereof) in respect of the Business of that Class, including loss and deduction described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding items loss or deduction described in Treasury Regulation Sections 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Members’ Class A Capital Accounts and Class B Capital Accounts shall also be maintained and adjusted (and the items allocated pursuant to Section 7.4 will be calculated) as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g). A Member shall have a single Class A Capital Account or Class B Capital Account, as applicable, that reflects all Membership Units of that Class held by such Member, regardless of the time or manner in which such Membership Units were acquired. Upon the Disposition of all or a portion of the Class A Membership Units or Class B Membership Units owned by a Member, the Capital Account of the Disposing Member that is attributable to such Class A Membership Units or Class B Membership Units, as applicable, shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

**	This Portion has been redacted pursuant to a confidential treatment request.

ARTICLE VII
DISTRIBUTIONS AND ALLOCATIONS
     7.1 Tax Distributions. Prior to making distributions pursuant to Section 7.2, on each Tax Distribution Date, the Company shall, subject to the availability of funds, distribute to each Member in cash an amount equal to such Member’s Assumed Tax Liability, if any. “Tax Distribution Date” means any date that is two Business Days prior to the date for the income tax return of a corporate calendar year taxpayer (without regard to extensions). “Assumed Tax Liability” of each Member means an amount equal to (i) the cumulative amount of federal income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated as it affects the applicable tax rate, that the Board estimates would be due from such Member as of such Tax Distribution Date, (x) assuming such Member were a corporation who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member pursuant to Section 7.4, (y) after taking proper account of loss carryforwards available to corporate taxpayers resulting from losses allocated to the Members by the Company, to the extent not taken into account in prior periods, and (z) assuming that such Member is subject to tax at the highest applicable rate, reduced by (ii) all previous distributions made to such Member pursuant to this Section 7.1. Distributions pursuant to this Section 7.1 shall be treated as an advance distribution under Section 7.2 and shall offset future distributions that such Member would otherwise be entitled to receive pursuant to Section 7.2.
     7.2 Regular Distributions. The Board may from time to time distribute to the Members of each Class, pro-rata in accordance with their Membership Percentages with respect to such Class, such amounts as the Board may determine from the funds on hand of the Business of that Class, after the payment of all then-due obligations of the Company relating to the Business of that Class and the establishment of reasonable reserves for such Business’s liabilities, obligations, working capital and other anticipated needs, to the extent the Board determines that the Company is not restricted by contract or Law from making a distribution to the Members from such funds.
     7.3 Member Withdrawals. Notwithstanding anything in this Article VII to the contrary, if a Member withdraws or resigns from the Company, such Member shall not have any right to any distributions or allocations upon the dissolution and winding up of the Company.
     7.4 Allocations.
          (a) In General. For accounting and income tax purposes, except as provided in Sections 7.4(a)(ii) and 7.5 and subject to Section 11.2,
               (i) Each item of income, gain, loss, deduction and credit of the Business of each Class shall be allocated among the Members in accordance with their Membership Percentages with respect to such Class; and
               (ii) With respect to any period during which an event occurs that results in an adjustment of the Class A Membership Percentages and all subsequent periods, prior to making any allocations pursuant to Section 7.4(a)(i) relating to the Class A Business, items of income, gain, loss and deduction relating to the Class A Business will be allocated in a manner that results in the Adjusted Capital Accounts of the Members in respect of the Class A Business to be in proportion to their Class A Membership Percentages. With respect to any period during which an event occurs that results in an adjustment of the Class B Membership Percentages and all subsequent periods, prior to making any allocations pursuant to Section 7.4(a)(i) relating to the Class B Business, items of income, gain, loss and deduction relating to the Class B Business will be allocated in a manner that results in the Adjusted Capital Accounts of the Members in respect of the Class B Business to be in proportion to their Class A Membership Percentages.
          (b) Special Allocations. Notwithstanding any other provisions of Section 7.4(a), the following special allocations shall be made for each taxable period:
               (i) Notwithstanding any other provision of this Section 7.4, if there is a net decrease in Company Minimum Gain for a Business during any Company taxable period, each Member shall be allocated items of income and gain from that Business for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(f)(6),(g)(2), and (j)(2)(i). For purposes of this Section 7.4(b)(i), the Capital Account of each Member for each Class shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 7.4 with respect to such taxable period. This Section 7.4(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
               (ii) Notwithstanding the other provisions of this Section 7.4(b)(ii) (other than 1.1(b)(i) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Class during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain with respect to such Class at the beginning of such taxable period shall be allocated items of income and gain from the Business of that Class for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 7.4(b)(ii) the balance of each Member’s Adjusted Capital Account with respect to that Class shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 7.4(b)(ii), other than Section 7.4(b)(i) with respect to such taxable period. This Section 7.4(b)(ii) is intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
               (iii) Except as provided in Section 7.4(b)(i) and Section 7.4(b)(ii), in the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) in respect of its Membership Units of a Class, items of income and gain from the Business of that Class shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account of that Class created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 7.4(b)(i) and Section 7.4(b)(ii).

               (iv) If any Member has a deficit balance in its Adjusted Capital Account for a Class at the end of any Company taxable period, such Member shall be specially allocated items of gross income and gain from the Business of that Class in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 7.4(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account for that Class after all other allocations provided in this Section 7.4(b)(iv) have been tentatively made as if this Section 7.4(b)(iv) were not in this Agreement.
               (v) Nonrecourse Deductions attributable to the Business of a Class for any taxable period shall be allocated to the Members in accordance with their Membership Percentages in respect of that Class.
               (vi) Member Nonrecourse Deductions relating to the Business of a Class for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. This Section 7.4(b)(vi) is intended to comply with the provisions of Treasury Regulation 1.704-2(i) and shall be interpreted consistently therewith.
               (vii) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.
               (viii) Notwithstanding any other provision of this Section 7.4(b)(viii), other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Member pursuant to the Required Allocations and Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations if the Required Allocations had not otherwise been provided for in this Section 7.4(b)(viii).
     7.5 Tax Allocations. For income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using an allocation method (other than the Remedial Method with respect to the NRG Contributed Assets) determined by the Tax Matters Member and with prior consent of the Toshiba Member, which consent shall not be unreasonably withheld.

     7.6 Allocation Mechanics. A time and expenses system will be implemented to track employee time and out-of-pocket expenses attributable to the Class A Business and the Class B Business. Such time and expenses attributable to the Class A Business shall be charged to the Class A Business. General and administrative costs and expenses not attributable directly to either the Class A Business or the Class B Business shall be allocated 25% to the Class A Business and 75% to the Class B Business from and after the Effective Date, with adjustments to such allocation to reflect changes in the Company’s activities to be made on a basis to be mutually agreed.
     7.7 Varying Interests. All items of income, gain, loss, deduction or credit allocable to any Membership Units that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning those Membership Units; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the regulations under it.
ARTICLE VIII
TAXES
     8.1 Tax Returns. By April 1 of each year, or as soon thereafter as is practicable, the Company shall furnish each Member for its review an Internal Revenue Service Schedule K-1 and any similar form required for the filing of state or local income tax returns for such Member for such fiscal year. The Company shall prepare and timely file all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.
     8.2 Tax Elections. The Company shall make the following elections on the appropriate tax returns: to adopt the calendar year as the Company’s fiscal year; to adopt the accrual method of accounting; if a distribution of the Company’s property as described in Code Section 734 occurs or upon a transfer of Membership Units as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties; and any other election the Board may deem necessary or appropriate that is otherwise consistent with the provisions of this Agreement. Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement (including Section 2.7) shall be construed to sanction or approve such an election.
     8.3 Tax Matters Member.
          (a) Appointment; Duties. The NRG Member shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause, to the extent possible, each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each the Member copies of all significant written communications it may receive in that capacity. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.
          (b) Settlements. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Code Section 6231(a)(3)) shall notify the other Member of such settlement agreement and its terms within 15 Days from the date of the settlement.
          (c) Administrative Adjustments. No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Member. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Member of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Member to participate in the choosing of the forum in which such petition will be filed.
          (d) Notice of Inconsistent Treatment. If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
ARTICLE IX
BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS
     9.1 Maintenance of Books. The Company shall keep or cause to be kept at the principal office of the Company, or at such other location approved by the Board, complete and accurate books and records of the Company and each Business, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of its Members and Board of Managers, and any other books and records that are required to be maintained by applicable Law. The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year, maintained on an accrual basis in accordance with GAAP, consistently applied and audited by certified public accountants chosen by the Board at the end of each calendar year.

     9.2 Reports. The Company shall deliver to each Member the reports and information set forth in this Section 9.2; provided that the Company may refuse to deliver to any such Member any of the reports or other information otherwise required by this Section 9.2 if such Member violates the confidentiality obligations set forth in Section 12.1.
          (a) Annual Reports. As soon as available, and in any event within 90 Days after the end of each fiscal year, the Company shall deliver (i) a balance sheet of the Company as of the end of such fiscal year and the related statements of operations, members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited by independent public accountants of national recognized standing selected by the Board as fairly presenting the financial condition and results of operations of the Company and as having been prepared in accordance with GAAP applied on a consistent basis and (ii) a written report prepared by the Company’s chief executive officer and chief financial officer, principal accounting officer or similar accounting officer analyzing the operating and financial results for the Company’s prior year and reporting on any material developments in respect of the ongoing business, operations and prospects of the Company; and
          (b) Quarterly Financial Reports. As soon as available, but in any event within 45 Days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company shall deliver a balance sheet of the Company as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of operations, members’ equity and cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Company’s chief executive officer and chief financial officer as fairly presenting the financial condition and results of operations of the Company and as having been prepared in accordance with GAAP applied on a consistent basis and a written report prepared by the Company’s chief executive officer and chief financial officer analyzing the operating and financial results for the Company’s prior quarter and reporting on any material developments in respect of the ongoing business, operations and prospects of the Company.
          (c) Monthly Reports. As soon as available, but in any event on or before the last calendar day of each month, the Company shall deliver a written report prepared by the Company’s chief executive officer and chief financial officer covering the immediately preceding calendar month and reporting on any material developments in respect of the ongoing business and operations of the Company occurring in such immediately preceding calendar month.
     9.3 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE X
DISPUTE RESOLUTION
     10.1 Disputes. Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or to the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Members created by this Agreement (whether extra-contractual in nature, sounding in contract, tort or otherwise, or provided for by federal or state statute, common law or otherwise) (hereafter a “Dispute”) shall be finally resolved by binding arbitration under the Non-Administered Arbitration Rules of the International Institute for Conflict Prevention and Resolution (the “Rules”) then in force to the extent such Rules are not inconsistent with the provisions of this Agreement.
     10.2 Negotiation to Resolve Disputes. If a Dispute arises out of or relates to this Agreement, a Member may give notice to all other Members that it intends to initiate the dispute resolution procedures set forth herein. Promptly upon receipt of such notice, each Member that is a party to the Dispute (each, a “Disputing Member”) shall refer such Dispute to a senior executive officer (“SEO”) of each Disputing Member (or of Toshiba’s Power Systems Company, in the case of the Toshiba Member). The SEOs will meet in person or by teleconference as soon as mutually practicable in order to try and resolve the Dispute. If the SEOs are unable to resolve the Dispute on or before the 30th Day after such notice, any Disputing Member may commence an arbitration under this Article X by notifying each Member (an “Arbitration Notice”).
     10.3 Selection of Arbitrators.
          (a) Three Arbitrators. Any arbitration conducted under this Article X shall be heard by three arbitrators (each an “Arbitrator” and collectively the “Tribunal”) selected in accordance with this Section 10.3. Each Disputing Member and any proposed Arbitrator shall, as soon as practicable, disclose to the other Disputing Members any business, personal or other relationship or affiliation that may exist between any Member and the proposed Arbitrators. The Disputing Members may then object to any of the proposed Arbitrators on the basis of such relationship or affiliation. The validity of any such objection shall be determined according to the Rules.
          (b) Selection of Arbitrators. Except as provided for in this Section 10.3, the Tribunal shall be appointed according to the Rules. In the Arbitration Notice, the Disputing Member requesting arbitration shall nominate one Arbitrator. The Disputing Member named as respondent by the claimant shall nominate one Arbitrator. Within 30 Days of the appointment of the second Arbitrator, the two party-appointed Arbitrators shall appoint a third Arbitrator who shall chair the arbitration. Where the Dispute at issue involves more than two Disputing Members, the International Institute for Conflict Prevention and Resolution (“CPR”) shall provide a list of potential Arbitrators. Within seven (7) days of receiving this list, each Disputing Member shall provide to CPR a ranking of the potential Arbitrators on such list showing such Disputing Member’s order of preference among such proposed Arbitrators, with any one or more Disputing Members who are Affiliates of one another submitting one common ranked list. The CPR shall then appoint all three Arbitrators as it shall determine in its discretion but taking into account to the extent practical the Disputing Members’ preferences.

     10.4 Conduct of Arbitration. The Tribunal shall expeditiously (and, if practicable, consistent with the Tribunal’s primary responsibility to justly adjudicate the dispute before it, within 180 Days after the appointment of the third Arbitrator) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in Washington, D.C. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et. seq. Except as expressly provided to the contrary in this Agreement, the Tribunal shall have the power to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Member will provide such materials, information, testimony and evidence requested by the Tribunal, subject to such protective orders as the Tribunal determines necessary for the protection of any information so requested that is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and to grant injunctive relief and enforce specific performance. The Tribunal shall not have the power to award punitive or any other form of indirect or non-compensatory damages, even if such are available under the governing law and even if a court would otherwise be empowered to avoid this limitation on damages to make such an award. If it deems necessary, the Tribunal may propose to the Disputing Members that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Members, which shall not be unreasonably withheld. The decision of the Tribunal (which shall be rendered in writing) shall be final, nonappealable and binding upon the Members and may be enforced in any court of competent jurisdiction. Each Member hereby consents to the non-exclusive personal jurisdiction and venue of the Washington, D.C., courts for any proceedings in aid of arbitration under this Section, including any request for interim or injunctive relief. Notwithstanding the foregoing consent, the Members may nevertheless seek interim or injunctive relief from any court of competent jurisdiction.
     10.5 Arbitration Costs and Expenses. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Tribunal and any experts retained by the Tribunal, shall be borne by the Disputing Member or Disputing Members who is or are the least successful in such process, which shall be determined by the Tribunal by comparing the position asserted by each Disputing Member on all disputed matters taken together to the final decision of the Tribunal on all disputed matters taken together, provided however, that each Disputing Member shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Tribunal determines that compelling reasons exist for allocating all or a portion of such costs and expenses to the other Disputing Members.
ARTICLE XI
DISSOLUTION, WINDING-UP AND TERMINATION
     11.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”): the unanimous consent of the Members and the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act. No other event shall cause a dissolution of the Company.
     11.2 Winding-Up and Termination
          (a) Actions of Liquidator. On the occurrence of a Dissolution Event, the Board shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the

Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
               (i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets (including any outstanding unpaid amounts of the Toshiba Committed Contributions), liabilities, and operations through the last calendar Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
               (ii) the liquidator shall discharge from Company funds all of the indebtedness and other debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
               (iii) all remaining assets of the Company shall be distributed to the Members as follows:
                    (A) the liquidator may sell any or all property of the Business or a Class, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members for such Class in a manner to cause the Capital Accounts of the Members for such Class to equal, as nearly as possible, the amounts that would be distributable to the Members under the provisions of Section 7.2;
                    (B) with respect to all property of the Business of a Class that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members of such Class shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in such Capital Accounts previously would be allocated between the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution in the manner described in Section 11.2(a)(iii)(A); and
                    (C) Property (including cash) of a Business of a Class shall be distributed to the Members in accordance with their Membership Percentages with respect to such Class and such distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).
          (b) Return on Capital Contributions. The distribution of cash or property to a Member in accordance with the provisions of this Section 11.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Units and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against the other Member for those funds.

     11.3 Deficit Capital Accounts. No Member will be required to pay to the Company, to the other Member or to any third party any deficit balance that may exist from time to time in any Capital Account of a Member.
     11.4 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Board (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.
ARTICLE XII
GENERAL PROVISIONS
     12.1 Confidential Information
          (a) Non-Disclosure; Non-Use. Each Member shall keep confidential (and shall not disclose to any Person) all Confidential Information that is furnished by any other Member or its Affiliates, except that the foregoing restrictions shall not apply to any Confidential Information that (i) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement, (ii) as to any Member, was known, free of any obligation of confidentiality, by such Member or its Affiliates prior to the execution of this Agreement or (iii) has been independently acquired or developed by a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement. A Member may disclose Confidential Information to the extent that it relates to the Company to its financial and other advisors, lenders or potential acquirers who need to know such Confidential Information for the purpose of evaluating any proposed financing or acquisition transaction (it being understood that such Persons shall be informed by such Member of the confidential nature of the Confidential Information and shall be directed to treat such Confidential Information confidentially and in accordance with this Section 12.1).
          (b) Specific Performance. The Members agree that no adequate remedy at law exists for a breach of any of the provisions of this Section 12.1, the continuation of which unremedied will cause the furnishing Member to suffer irreparable harm. Accordingly, the Members agree that the furnishing Member shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach or threatened breach of any of the provisions of this Section 12.1 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.
          (c) Survival. The obligations of the Members under this Section 12.1 shall terminate on the second anniversary of the end of the Term.
     12.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile (if followed by courier or mail). A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, however, that a facsimile that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses or fax number given for that Member on Exhibit A or in the instrument described in Section 3.3 or Section 4.1(b)(i), or such other address or fax number as that Member may specify by notice to the other Member. Any notice, request or consent to the Company must be given to each other Member. Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     12.3 Entire Agreement; Superseding Effect. This Agreement and the Contribution Agreements constitute the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersede all provisions and concepts contained in all prior contracts or agreements between the Members or any of their Affiliates with respect to the Company (including the Original Agreement) and the transactions contemplated hereby, whether oral or written.
     12.4 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any other Member or to declare any other Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.
     12.5 Amendment or Restatement. This Agreement or the Certificate may be amended or restated only by a written instrument executed (or, in the case of the Certificate, approved) by all of the Members.
     12.6 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
     12.7 Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If there is a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to the other Member or circumstances is not affected thereby and the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
     12.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
     12.9 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
     12.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
[Remainder of Page Intentionally Left Blank]

     In Witness Whereof, the Members have executed this Agreement effective as of the Effective Date.

Members: TEXAS GENCO HOLDINGS, INC.
By:	/s/ Steve Winn
Steve Winn, Vice President

TOSHIBA CORPORATION
By:	/s/ Yasuharu Igarashi
Yasuharu Igarashi
Attorney in Fact, Toshiba Corporation President and CEO, Toshiba Power Systems Company, Toshiba Corporation

Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Signature Page

Exhibit A
Initial Members

	Initial Class	Initial Class	Initial Class	Initial Class
	A	A	B	B
Name/Address of	Membership	Membership	Membership	Membership	Name of
Members	Percentage	Units	Percentage	Units	Parent
Texas Genco Holdings, Inc.	88%	**	88%	**	NRG Energy, Inc.
c/o NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540-6213
Attn: President & CEO
609.524.4500 (ofc)
609.524.4501 (fax)

with a copy to

NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540-6213
Attn: General Counsel
609.524.5115 (ofc)
609.524.4589 (fax)

Toshiba Corporation	12%	**	12%	**	Toshiba Corporation
Toshiba Corporation
Power Systems Company
Nuclear Energy Systems & Services Division, Overseas Project Promotion Department 1-1, Shibaura 1-chome Minato-ku, Tokyo 105-8001

**	This Portion has been redacted pursuant to a confidential treatment request.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit A

	Initial Class	Initial Class	Initial Class	Initial Class
	A	A	B	B
Name/Address of	Membership	Membership	Membership	Membership	Name of
Members	Percentage	Units	Percentage	Units	Parent
JAPAN
Attn: Senior Manager
Facsimile : +
(81)-3-54 44-9192

with a copy to:

Morrison & Foerster LLP
Shin Marunouchi
Building, 29th Floor,
5-1 Marunouchi 1-Chome,
Chiyoda-Ku, Tokyo 100-6529
JAPAN
Attn: Dale Caldwell Facsimile: +
(81)-3-3214-6512

TOTALS	100%	**	100%	**	N/A

**	This Portion has been redacted pursuant to a confidential treatment request.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit A

Exhibit B
Definitions
     “ABWR” means advanced boiling water reactor.
     “Act” means the Delaware Limited Liability Company Act.
     “Adjusted Capital Account” means the Capital Account for each Class maintained for each Member as of the end of each fiscal year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account for that Class that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 7.4(b)(i) or 7.4(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” means with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent.
     “Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss, deduction or credit pursuant to the provisions of Sections 7.4(a)(i) and 7.4(a)(ii).
     “Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as amended, modified, supplemented or restated from time to time.
     “Appraisal” has the meaning assigned to such term in Section 4.6.
     “Arbitration Notice” has the meaning assigned to such term in Section 10.2.
     “Arbitrator” has the meaning assigned to such term in Section 10.3(a).
     “Assignee” means any Person that acquires any Membership Units through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit B, Page 1

     “Assumed Tax Liability” has the meaning assigned to such term in Section 7.1.
     “Board” has the meaning assigned to such term in Section 5.1(a).
     “Bona Fide Secured Party” of any Member means a financial institution, investment bank, or other Person primarily in the business of lending and who is not an Affiliate, director, officer, employee or other agent of such Member or a Prohibited Competitor or an Affiliate, director, officer, employee or other agent of a Prohibited Competitor.
     “Bona Fide Third Party Purchaser” means a Person who has agreed in a legally enforceable agreement to purchase any Membership Units who is not an Affiliate, director, officer, employee or other agent of the Disposing Member and who is a Person financially capable of carrying out the terms of such offer.
     “Breaching Member” has the meaning assigned to such term in Section 5.9.
     “Business” means the Class A Business or the Class B Business.
     “Business Day” means any Day other than a Saturday, a Sunday, or a holiday on which national banking associations in California, New York, or Texas are closed.
     “Capital Account” means the Class A Capital Account and the Class B Capital Account of a Member.
     “Capital Call” has the meaning assigned to such term in Section 6.2(e).
     “Capital Contribution” means with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
     “Certificate” has the meaning assigned to such term in the Recitals to this Agreement.
     “Change of Control” means a Change of Member Control or a Change of Parent Control, as applicable.
     “Change of Control Election Period” has the meaning assigned to such term in Section 4.3(e)(i).
     “Change of Control Exercise Notice” has the meaning assigned to such term in Section 4.3(e)(i).
     “Change of Control Exercise Price” has the meaning assigned to such term in Section 4.3(e)(i).
     “Change of Control Notice” has the meaning assigned to such term in Section 4.3(e)(i).
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit B, Page 2

     “Change of Control Purchasing Member” has the meaning assigned to such term in Section 4.3(e)(i).
     “Change of Member Control” means, with respect to any Member,**.
     “Change of Parent Control” means, with respect to any Member,**.
     “Claim” means any judgment, claim, cause of action, demand, lawsuit, suit, proceeding, investigation or audit, loss, assessment, fine, penalty, administrative order, obligation, cost, expense, liability or damage (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.
     “Class” means (a) with respect to a Business, the Class A Business or the Class B Business, (b) with respect to the Capital Account of a Member, the Class A Capital Account or the Class B Capital Account of that Member, (c) with respect to the Membership Units of a Member, the Class A Membership Units or the Class B Membership Units of such Member, and (d) with respect to the Membership Percentage of a Member, the Class A Membership Percentage or the Class B Membership Percentage of such Member.
     “Class A Business” has the meaning assigned to such term in Section 3.1.
     “Class A Capital Account” means the Capital Account to be maintained for each Member in respect of the Class A Business in accordance with Section 6.5.
     “Class A Membership Percentage” means with respect to each Member a fraction, expressed as a percentage, the numerator of which is the number of Class A Membership Units of such Member and the denominator is the total number of Class A Membership Units of all Members.
     “Class A Membership Units” has the meaning assigned to such term in Section 3.1.
     “Class B Business” has the meaning assigned to such term in Section 3.1.
     “Class B Capital Account” means the Capital Account to be maintained for each Member in respect of the Class B Business in accordance with Section 6.5.
     “Class B Membership Percentage” means with respect to each Member a fraction, expressed as a percentage, the numerator of which is the number of Class B Membership Units owned by such Member, and the denominator is the total number of Class B Membership Units of all Members.
     “Class B Membership Units” has the meaning assigned to such term in Section 3.1.

**	This Portion has been redacted pursuant to a confidential treatment request.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit B, Page 3

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Combined Membership Percentage” means with respect to a Member a fraction, expressed as a percentage, the numerator of which is number of Class A Membership Units and Class B Membership Units of such Member, and the denominator of which is the total number of Class A Membership Units and Class B Membership Units of all Members.
     “Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.
     “Company Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
     “Competing Supplier” has the meaning assigned to such term in Section 4.2(g).
     “Complete Control” means the ownership, directly or indirectly, through one or more intermediaries, of both of the following: (a) (i) in the case of a corporation, all of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to all of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, all of the beneficial interest or the power of a trustee therein; and (iv) in the case of any other entity, all of the economic or beneficial interest therein; and (b) in the case of any entity, the power and authority to completely control the management of the entity, and “Completely Controls” has the correlative meaning.
     “Confidential Information” means information regarding the business, assets, customers, processes and methods of a Member or its Affiliates.
     “Contribution Agreements” means the NRG Contribution Agreement and the Toshiba Contribution Agreement.
     “Control” means the possession, directly or indirectly, through one or more intermediaries, of either of the following with respect to another Person: (a) the right to more than 50% of the distributions from such Person (including liquidating distributions) or more than 50% of the economic or beneficial interest in such Person and (b) the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity, and “Controls” and “Controlled” have the correlative meanings.
     “CPR” has the meaning assigned to such term in Section 10.3(b).
     “Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.
     “Default Rate” means a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit B, Page 4

adjustments in that varying rate to be made on the same date as any change in that rate is so published, plus (ii) 3% per annum and (b) the maximum rate permitted by Law.
     “Disposing Member” has the meaning assigned to such term in Section 4.1(b).
     “Disposition” means with respect to any asset (including any Membership Units), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance (but such terms shall not include the creation of an Encumbrance), and “Dispose”, “Disposes”, “Disposed” and “Disposing” have the correlative meanings.
     “Disposition Notice” has the meaning assigned to such term in Section 4.3(a).
     “Dispute” has the meaning assigned to such term in Section 10.1.
     “Disputing Member” has the meaning assigned to such term in Section 10.2.
     “Dissolution Event” has the meaning assigned to such term in Section 11.1.
     “Drag Along Election Period” has the meaning assigned to such term in Section 4.4(a).
     “Drag Along Notice” has the meaning assigned to such term in Section 4.4(a).
     “Drag Along Sale” has the meaning assigned such term in Section 4.4(a).
     “Drag Along Sale Documentation” has the meaning assigned to such term in Section 4.4(b).
     “Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
     “Effective Date” has the meaning assigned to such term in the introductory paragraph of this Agreement.
     “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law, and “Encumber” and “Encumbered” have the correlative meanings.
     “Exercise Notice” has the meaning assigned to such term in Section 4.3(a).
     “Fair Market Value” has the meaning assigned to such term in Section 4.3(e)(v).
     “Formation Date” has the meaning assigned to such term in the Recitals to this Agreement.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit B, Page 5

     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “Governmental Authority” means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof).
     “Indebtedness for Borrowed Money” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations of such Person issued or assumed for deferred purchase price payments, (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantees or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (viii) all obligations of such Person or another Person secured by an Encumbrance on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person and (ix) any guaranty of any Indebtedness for Borrowed Money of any other Person.
     “Indemnified Persons” has the meaning assigned to such term in Section 5.9.
     “Independent Appraiser” has the meaning assigned to such term in Section 4.6.
     “IPO” has the meaning assigned to such term in Section 5.1(d)(i)(C).
     “Issuance Notice” has the meaning given such term in Section 3.7(a).
     “Law” means any statute, law, treaty, rule, code, ordinance, regulation, permit, or certificate of any Governmental Authority, any interpretation of any of the foregoing by any Governmental Authority, or any binding judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority.
     “Manager” has the meaning assigned to such term in Section 5.1.
     “Member” means each Person executing this Agreement as of the Effective Date as a member or hereafter admitted to the Company as a member in accordance with this Agreement, but such term does not include any Person who has ceased to be a member of the Company.
     “Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit B, Page 6

     “Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
     “Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.
     “Membership Percentage” means the Class A Membership Percentage or the Class B Membership Percentage of a Member.
     “Membership Units” means the Class A Membership Units or the Class B Membership Units of a Member.
     “Multi-Unit Agreement” means the Multi-Unit Agreement dated as of **, among NRG Energy, Inc., Toshiba Corporation, and the Company.
     “New Securities” has the meaning given such term in Section 3.7.
     “Noncontributing Member” has the meaning assigned to such term in Section 6.3(a).
     “Nondisposing Member” has the meaning assigned to such term in Section 4.1(b)(i).
     “Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
     “Non U.S. Person” means a Person owned, controlled, or dominated by an alien, a foreign corporation, or a foreign government for purposes of Section 103 of the Atomic Energy Act of 1954 of the United States.
     “NRC” means the Nuclear Regulatory Commission of the United States or any successor thereto.
     “NRG Contributed Assets” means the “Contributed Assets” as defined in the NRG Contribution Agreement.
     “NRG Contribution Agreement” has the meaning assigned to such term in the Recitals to this Agreement.
     “NRG Member” means Texas Genco Holdings, Inc., a Texas corporation.

**	This Portion has been redacted pursuant to a confidential treatment request.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit B, Page 7

     “Officer” means any Person (that is a natural person) designated as an officer of the Company as provided in Section 5.2, but such term does not include any Person who has ceased to be an officer of the Company.
     “Original Agreement” has the meaning assigned to such term in the Recitals to this Agreement.
     “Parent” means the Person that Controls a Member and that is not itself Controlled by any other Person. The Parents of all of the Members as of the Effective Date are set forth on Exhibit A.
     “Permitted Use” means (i) in the case of a Capital Call with respect to the Class A Business, only costs and expenses of and investments in the Class A Business (including general and administrative expenses of the Company allocated thereto), (ii) in the case of a Capital Call with respect to the Class B Business, only (A) costs and expenses of and investments in ABWR projects in the United States in which the Toshiba Member or an Affiliate thereof is the EPC contractor, (B) general and administrative expenses of the Company in accordance with an approved budget, (C) costs and expenses of and investments in the Class A Business (with adjustments to the Members’ Class A Capital Accounts and Class B Capital Accounts in accordance with Section 6.5), and (D) other costs, expenses, and investments to which the Toshiba Member has consented, and (iii) distribution to Members of any excess of cash on hand (including the proceeds of such Capital Contribution) exceeding 125% of the projected cash needs of the Company over the following 12-month period pursuant to the Company’s then-current budget for such period.
     “Person” means the meaning assigned that term in Section 18-101(12) of the Act.
     “Preferential Right” has the meaning assigned to such term in Section 4.3(a).
     “Prohibited Competitor” has the meaning assigned to such term in Section 4.2(g).
     “Purchasing Member” has the meaning assigned to such term in Section 4.3(a).
     “Put Exercise Notice” has the meaning assigned to such term in Section 4.3(e)(iii).
     “Put Exercising Member” has the meaning assigned to such term in Section 4.3(e)(iii).
     “Required Allocations” means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction, credit or loss pursuant to Sections 7.4(b)(i) – 7.4(b)(viii), such allocations being directly or indirectly required by the Treasury Regulations promulgated under Section 704(b) of the Code.
     “Required Manager Approval” has the meaning assigned to such term in Section 5.1(d)(iv).
     “Rules” has the meaning assigned to such term in Section 10.1.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit B, Page 8

     “Securities Act” means the Securities Act of 1933, as amended, of the United States.
     “SEO” has the meaning assigned to such term in Section 10.2.
     “STP 3 and 4” means Units 3 and 4 of the South Texas Nuclear Project.
     “STP 3 and 4 COD” means the later to occur of the commercial operations date of Unit 3 of the South Texas Nuclear Project and the commercial operations date of Unit 4 of the South Texas Nuclear Project.
     “STP Investment” means STP 3 & 4 Investments LLC, a Delaware limited liability company, the sole member of which is the Company, which holds all of the Company’s interests in STP 3 and 4.
     “Subsidiary” means a Person controlled by the Company.
     “Tag Along Member” has the meaning assigned to such term in Section 4.5(a).
     “Tag Along Notice” has the meaning assigned to such term in Section 4.5(a).
     “Tag Along Sale” has the meaning assigned to such term in Section 4.5(a).
     “Tag Along Sale Documentation” has the meaning assigned to such term in Section 4.5(b).
     “Tax Distribution Date” has the meaning assigned to such term in Section 7.1.
     “Tax Matters Member” has the meaning assigned to such term in Section 8.3(a).
     “Term” has the meaning assigned to such term in Section 2.6.
     “Third Party Owner” has the meaning assigned to such term in Section 5.6(a).
     “Toshiba” has the meaning assigned to such term in the Recitals to this Agreement.
     “Toshiba Committed Contributions” means the sum of $300,000,000.00, comprised of the Initial Toshiba Contribution and five annual contributions of $50,000,000.00 each (each, a “Toshiba Committed Contribution”) to be made in accordance with Section 6.2(b).
     “Toshiba Contribution Agreement” has the meaning assigned to such term in the Recitals to this Agreement.
     “Toshiba Initial Contribution” means the sum of $50,000,000.00 contributed to the Company by the Toshiba Member on the Effective Date in accordance with the Toshiba Contribution Agreement.
     “Toshiba Member” means Toshiba Corporation, a Japanese corporation.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit B, Page 9

     “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
     “Tribunal” has the meaning assigned to such term in Section 10.3(a).
     “Unregulated Market” means one of the markets listed on Exhibit E hereto**.
     “Voting Percentage” has the meaning assigned to such term in Section 5.1(c).
     “Wholly-Owned Affiliate” means with respect to any Person, (a) each entity that such Person Completely Controls, (b) each Person that Completely Controls such Person, including, in the case of a Member as of the Effective Date, such Member’s Parent, and (c) each entity that is under common Complete Control with such Person, including, in the case of a Member, each entity that is Completely Controlled by such Member’s Parent.

**	This Portion has been redacted pursuant to a confidential treatment request.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit B, Page 10

Exhibit C
Prohibited Competitors
**

**	This Portion has been redacted pursuant to a confidential treatment request.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit C

Exhibit D
Initial Budget
**

** This Portion has been redacted pursuant to a confidential treatment request.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit D

Exhibit E
Unregulated Markets
**

**	This Portion has been redacted pursuant to a confidential treatment request.
Amended and Restated
Operating Agreement
Nuclear Innovations North America LLC
Exhibit E